Exhibit 10.57

Amendment to Lease

AMENDMENT TO LEASE
DATED AUGUST 30, 2012

BY AND BETWEEN KCKMC PROPERTIES, LLC ("LESSOR")
AND OCULUS, INC., A DELAWARE CORPORATION ("LESSEE")

FOR THE PROPERTY LOCATED AT

3045 65TH STREET, SUITE 13, SACRAMENTO, CA 95820

RECITALS

The above referenced Lease, upon mutual execution at this First Amendment, shall be modified as follows:

1.	Paragraph 1.2a-Premises. The Premises shall include 3021 65th Street, Sacramento, California, a ±3,000 square foot flex industrial unit.

2.	Paragraph 1.3-Term. The term shall be extended to October 31, 2013.

3.	Paragraph 1.5-Base Rent. The total rent per the combined units shall be Two Thousand Six Hundred Ten and 00/100 Dollars ($2,610.00).

4.	Paragraph 1.7 (c). The security deposit shall be increased to Two Thousand Six Hundred Ten and 00/100 Dollars ($2,610.00).

5.	Paragraph 61-Lessor Improvements (3021 65th Street). All electrical, plumbing, HVAC, roof, roll up and man doors, and lighting to be delivered in good working order upon lease commencement. Landlord shall confirm that the floor drains have back flow valves. Landlord shall replace stained floor and ceiling tiles. Landlord shall install new white paint in the open conditioned area.

6.	Paragraph 62-Commencment. Timing. Free Rent (3021 65th Street). It is hereby understood that Lessor Improvements shall be completed by September 17, 2012.

Lessee shall pay upon execution of this First Amendment, the proration rent for September, Eight Hundred Forty and 00/100 Dollars ($840.00) for the period of September 17, 2012 to September 30, 2012. The free rent period shall be October 1, 2012 to October 31, 2012. It's additionally understood that Lessee shall continue their rental obligation of Eight Hundred Ten and 00/100 Dollars ($810.00) for 3045 651h Street, Suite 13 for October 1, 2012 to October 31, 2012. On November 1, 2012, the rent of Two Thousand Six Hundred Ten and 00/100 Dollars ($2,610.00) shall commence.

7.	Broker Representation. It is understood that Cornish & Carey Commercial Newmark Knight Frank represents both Lessor and Lessee in this transaction. A five percent (5%) leasing commission shall be payable by Lessor upon mutual lease execution of this First Amendment.

In case of any conflict or inconsistencies between the terms and conditions of the lease and the terms and conditions of this First Amendment, the terms and conditions of this First Amendment will govern and control.

All other terms and conditions of the Lease, unless herein specified, shall remain in full force and effect.

Agreed and Acknowledged:

Lessor:        KCKMC PROPERTIES, LLC

By:	Date:

Lessee: OCULUS, INC. A DELAWARE CORPORATION

By: /s/ Jim Schutz	Date: 09/06/2012

Although all information furnished regarding property for sale, rental, or financing is from sources deemed reliable, such information has not been verified, and no express representation is made nor is any to be implied as to the accuracy thereof, and it is submitted subject to errors, omissions, change of price, rental or other conditions, prior sale, lease or financing, or withdrawal without notice and to any special conditions imposed by our principal.